Exhibit 99.(p)(22)

The Informed Momentum Company LLC

Global IMC LLC

Code of Ethics

Effective October 31, 2025

I-1

I	CODE OF ETHICS AND STANDARDS OF BUSINESS CONDUCT

Pursuant to Rule 204A-1 of the Investment Advisers Act of 1940 (the “Adviser’s Act”), an investment adviser is required to establish, maintain and enforce a written code of ethics that must set forth standards of conduct expected of advisory personnel and address conflicts that arise from personal trading by advisory personnel.

Scope of Policy

IMC has adopted the following Code of Ethics and Standard of Business Conduct (“the Code”). IMC will provide to Supervised Persons a copy of the Code and any amendments to the Code. Supervised Persons of IMC will be required to acknowledge, in writing, receipt of a copy of the Code and any amendments thereto. IMC will additionally comply with the provisions of any Code of Ethics adopted by Funds for which IMC acts as adviser or sub-adviser.

The CCO is responsible for the implementation and monitoring of IMC’s Code of Ethics (including associated practices, disclosures and recordkeeping) as well as compliance with the Codes of Ethics of any Reportable Fund.

The CCO may delegate responsibility for the performance of these activities (provided that it maintains records evidencing individual delegates) but oversight and ultimate responsibility remain with the CCO.

Who is Covered by the Code

This Code applies to all employees, officers and partners of IMC or other persons (hereinafter “Supervised Persons”) as determined by its Chief Compliance Officer (“CCO”). It is the responsibility of each Supervised Person to immediately report to the CCO, any known or suspected violations of this Code, the Compliance Manual and the policies and procedures contained therein, or of any other activity of any Supervised Person or consultant that could constitute a violation of law. If you are aware of any activity in this regard, contact the CCO immediately. Failure to report a potential violation could result in disciplinary action against the non-reporting Covered Person. IMC will ensure that Supervised Persons are not subject to retaliation in their employment as a result of reporting a known or suspected violation.

Other General

The CCO has the authority to grant written waivers of the provisions of this Code in appropriate instances. However, (i) it is expected that waivers will be granted only in rare instances and, (ii) some provisions of the Code are prescribed by SEC rules and cannot be waived. These provisions include, but are not limited to, the requirements that Access Persons file reports and obtain pre-approval of investments in IPOs and Limited Offerings.

The CCO will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments to this Code will be provided to you.

Code of Business Conduct

In reflection of the Code, IMC adopts the following standards of business conduct.

Acting as a Fiduciary

IMC is an investment adviser and as such is a fiduciary that owes its clients a duty of undivided loyalty. Supervised persons of IMC will:

•	Act for the benefit of their clients, and place their client’s interests before their own;
•	Exercise independence in making investment decisions for clients;
•	Conduct personal securities transactions in a manner that is consistent with the Code and act to avoid actual or potential conflicts of interest or abuse of their position of trust and responsibility;
•	Safeguard and keep confidential nonpublic personal information of clients; and
•	Comply with applicable federal securities laws.

Compliance with Securities Laws & Rules

Supervised Persons will comply with all applicable federal securities laws. Furthermore, Supervised Persons will not engage in any professional conduct involving unlawful acts, dishonesty, fraud, deceit, or misrepresentation.

Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (“Investment Company Act”), the Investment Advisers Act of 1940 (“Advisers Act”), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission (the “Commission”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Conflicts of Interest

Supervised Persons will make best efforts in identifying actual and potential conflicts of interest. Supervised Persons will seek to avoid conducting personal or private business that conflicts with, or gives the appearance of conflicting with, the interests of the firm or its clients. Where potential conflicts cannot be eliminated, Supervised Persons will fully disclose those to IMC, and IMC will fully disclose material facts concerning that conflict to the client(s). IMC considers a “conflict of interest” to be any situation in which the Supervised Persons’ own interests could interfere with the Supervised Persons’ responsibilities as a representative of IMC. Supervised Persons must disclose the conflict to the CCO and recuse themselves from the decision-making process with respect to the transaction in question and from influencing or appearing to influence the relationship between Adviser or any of its clients and the customer involved. Supervised Persons may not use non-public knowledge of a pending or currently considered securities transaction for a client to profit personally, directly or indirectly, as a result.

Outside Business Activities

Supervised Persons have a duty of loyalty to the firm and his or her efforts should be devoted to the firm’s business. IMC encourages Supervised Persons’ participation in outside business activities that enhance the professionalism of its Supervised Persons and the reputation of the firm, and that are civic, charitable, and professional in nature. Simultaneously, IMC recognizes that outside business activities may raise conflicts of interest. Supervised Persons must disclose, at the time they become a Supervised Person of IMC and upon any change thereafter, all outside business activities. Supervised Persons may not engage in any outside business without first receiving prior approval for the activity from the CCO. This pre-approval must be sought in writing with a clear description of the activities to be performed and any compensation to be received. The MyComlianceOffice system provides for an online pre-approval form for the Supervised Person to complete for each activity. Decisions by the CCO will be documented within the system.

Outside business activities requiring disclosure include, but are not limited to:

•	Being employed by or compensated by any other entity;
•	Being active in any other business, including part-time, evening, or weekend employment;
•	Being active in any civic or charitable organization;
•	Serving as an officer, director or partner in any other entity;
•	Owning an interest in any non-publicly traded company or other private, non-real property investment; or
•	Acting as a trustee for client accounts.

Supervised Persons will also comply with the requirements regarding disclosure of conflicts of interest imposed by law and by rules or organizations governing their activities and will comply with any prohibitions on their activities if conflicts of interest exist.

Maintenance of Independence and Objectivity

Supervised Persons will use particular care and good judgment to achieve and maintain independence and objectivity in the performance of their roles and responsibilities. Supervised Persons will avoid giving or receiving any gift, donation, benefit, service or other favor that might affect, or be seen to potentially affect, the performance of their roles and responsibilities, or which might compromise the credibility of IMC.

Political Contributions, Gifts and Entertainment

IMC recognizes the potential conflicts of interest when the firm and/or its Supervised Persons make political contributions or give and/or receive gifts (for the purpose of this Code “gifts” include but are not limited to any type of merchandise, prizes, travel expenses, meals and certain types of entertainment) or other items of value to/from any person or entity that does business with or on behalf of IMC. Therefore, IMC has adopted the following policies and procedures regarding political contributions and giving and/or receiving gifts:

Political Contributions

Covered Associates are prohibited from making any direct or indirect (e.g. through another person, firm, family member, or political action committee) political contribution, either personally or on behalf of IMC, to any political party, elected official or candidate with the intention of obtaining or maintaining any business for IMC. Any political contribution made by a Covered Associate in excess of $150 per calendar year per elected official or candidate, state or local political party, or political action committee must be pre-approved by the CCO. See the Political Contributions policy in the P&P for complete policies and procedures with respect to political contributions.

Preferential Treatment

Supervised Persons must make investment decisions, undertake commitments, and perform their duties and obligations without favoritism of any kind and award business or contracts strictly on the basis of merit. A Supervised Person should not actively seek nor accept a discount on any item for personal use from a business contact. If such a person extends preferential treatment (for example, offers a discount) to a Supervised Person in a personal transaction, the Supervised Person must have the preferential treatment pre-approved by the CCO before proceeding with the transaction.

Gifts and Entertainment

Payment for entertainment or meals where the Supervised Person is not accompanied by the person purchasing the entertainment or meals is considered a gift, subject to the rules discussed above. Acceptance of meals and entertainment where the host is present is generally permitted. However, the acceptance of particularly lavish entertainment or entertainment with excessive frequency is generally inappropriate and should be refused. Entertainment in poor taste or that adversely reflects on the morals or judgment of the individuals attending the event is considered inappropriate and also should be refused. Individuals involved in the purchase of equipment, supplies, and services may not accept entertainment or meals from a vendor or potential vendor except if business is to be discussed.

Giving Gifts or Entertainment

Supervised Persons will not give a gift and/or entertainment to any client, potential client, vendor, potential vendor or anyone else that does business or seeks to do business with the firm that is worth more than $250.00 per person annually, without receiving prior written approval from the CCO. All gifts and/or entertainment given over $50.00 must be reported to the CCO. No standing or recurring gifts or cash gifts are allowed.

Receiving Gifts or Entertainment

Supervised Persons will not accept any gift and/or entertainment or other item from any client, potential client, vendor, potential vendor or anyone else that does business with or seeks to do business with the firm that is worth more than $250.00 in value, without written approval from the CCO. All gifts and/or entertainment received over $50.00 must be reported to the CCO through the MyComplianceOffice portal.

Personal Securities Holdings and Transactions

Supervised Persons, who are Access Persons, as that term is defined below, will disclose to IMC their holdings and transactions in securities or other investments for which they are a beneficial owner, as defined below, and as per the instructions in the firm’s policies and procedures.

Supervised Persons, who are Access Persons, must report within 15 days any new personal securities accounts to the CCO or Compliance Manager and will provide the necessary information to ensure the account is connected into the MyComplianceOffice system.

Furthermore, Supervised Persons, who are Access Persons, will obtain written pre-approval for certain personal investments in accordance with the firm’s policies and procedures.

Definition of Access Person

An access person is defined as any Supervised Person:

•	Who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or
•	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

For the purposes of this Code, IMC considers all its employees to be Access Persons.

Beneficial Owner

For purposes of the Code, an individual is a “beneficial owner” if the individual, directly or indirectly, has:

•	a direct or indirect pecuniary interest in the securities;
•	the power to vote or direct the voting of the shares of the securities or investments;
•	the power to dispose or direct the disposition of the security or investment.

The above definition applies to securities held in accounts of the Supervised Person and/or the Supervised Person’s immediate family members living in the same household.

Supervision

Supervised Persons with supervisory responsibility, authority, or the ability to influence the conduct of others will exercise reasonable supervision over those subject to their supervision or authority in order to prevent any violations of applicable statutes, regulations, or provisions of the Code. In so doing, Supervised Persons may rely on procedures established by IMC that are reasonably designed to prevent and detect such violations.

Preserving Confidentiality

IMC has implemented policies and procedures, which are outlined in the firm’s policies and procedures manual, to limit the sharing of and access to nonpublic personal information regarding the firm’s clients to IMC personnel who need that information to provide services to those clients.

Supervised Persons will at all times preserve the confidentiality of information communicated by clients, unless they receive information concerning illegal activities on the part of the client. If that happens, the Supervised Person should give the information directly to the CCO for further action.

Insider Information

No Supervised Person, while in the possession of material nonpublic information about a company, will for his/her portfolio or for the portfolios of others buy or sell the securities of that company until that information becomes publicly disseminated and the market has had an opportunity to react.

No Supervised Person will communicate or “tip” material nonpublic information about a company to any person except for lawful purposes.

Supervised Persons will adhere to the firm’s policies and procedures regarding insider information as outlined in the firm’s compliance manual. Any improper trading or other misuse of material nonpublic information by any Supervised Person may be grounds for immediate dismissal.

Portfolio Investment Recommendations and Actions

Supervised Persons will deal fairly and objectively with clients and prospects when disseminating investment recommendations, disseminating material changes in prior investment recommendations, and taking investment action.

Priority of Transactions

Transactions for clients will have priority over transactions in securities or other investments of which IMC or any Supervised Persons is the beneficial owner so that such personal or proprietary transactions do not operate adversely to their clients’ interests.

Prohibition against Misrepresentation

Supervised Persons will not make statements, orally or in writing, that misrepresent:

•	The services that they or the firm is capable of performing;
•	Their qualifications or the qualifications of the firm; or
•	The individual’s academic or professional credentials.

Supervised Persons will not make or imply, orally or in writing, any assurances or guarantees regarding any investment, except to communicate accurate information regarding the terms of the investment instrument and the issuer’s obligations under the instrument.

Reporting Violations

Supervised Persons must promptly report any violation or suspected violation of the Code or of any securities laws, or rules to the CCO. No retaliation or retribution of any kind will be taken against a Supervised Person for reporting a violation or potential violation in good faith.

All reports will be promptly investigated and, if deemed necessary, appropriate action will be taken. The CCO will be responsible for leading any investigations and reporting violations and investigative findings to the appropriate supervisor and senior management. IMC senior management may utilize any or all of the sanctions described below.

Sanctions/Disciplinary Policy

IMC senior management may use any or all of the following sanctions against any Supervised Person found to have violated either the Code or the firm’s written compliance policies and procedures.

•	Letter of Caution
•	Admonishment
•	Fine, disgorgement
•	Suspension
•	Termination
•	Report Violation to Regulatory Authorities